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                                                                 Exhibit 23(b)

                         CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement on Form S-8 for the registration of $300,000 shares of common stock of Sypris Solutions, Inc., pertaining to the Sypris Solutions, Inc. Employee Stock
Purchase Plan of (i) our report dated March 6, 1998 with respect to the consolidated financial statements of Group Technologies Corporation included in the Annual Report (Form 10-K) for 1997 and (ii) our report dated April 3, 1998 with respect to the consolidated financial statements of Group Financial Partners, Inc. included in the Current Report (Form 8-K) dated March 30, 1998, both filed with the Securities and Exchange Commission.



                                   /s/ Ernst & Young LLP

Louisville, Kentucky
January 8, 1999